Exhibit 5(c)

[LETTERHEAD OF STOLL KEENON OGDEN PLLC]

April 21, 2011

Louisville Gas and Electric Company

220 West Main Street

Louisville, Kentucky 40202

Ladies and Gentlemen:

We are acting as special counsel to Louisville Gas and Electric Company (the “Company”) with respect to the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company on or about the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the (i) registration of $250,000,000 of the Company’s 1.625% First Mortgage Bonds due 2015 and $285,000,000 of the Company’s 5.125% First Mortgage Bonds due 2040 (collectively, the “Exchange Bonds”) in connection with an offer by the Company to issue the Exchange Bonds in exchange for an equal principal amount of its 1.625% First Mortgage Bonds due 2015 and 5.125% First Mortgage Bonds due 2040 (the “Outstanding Bonds”), which are currently outstanding, all as described in the Registration Statement, and (ii) qualification under the Trust Indenture Act of 1939, as amended, of the Company’s Indenture dated as of October 1, 2010, as supplemented (the “Indenture”), to The Bank of New York Mellon, as Trustee, under which the Exchange Bonds are to be issued.

We have reviewed the Indenture, the two (2) separate Officer’s Certificates of the Company each dated November 16, 2010, pursuant to Sections 201 and 301 of the Indenture, respectively establishing the terms and characteristics of the Outstanding Bonds, and the records of various corporate and other actions taken by the Company in connection with the issuance of the Exchange Bonds.  As to various questions of fact relevant to the opinions set forth below, we have relied upon certificates and other oral and written assurances of public officials and officers or other employees of the Company, its subsidiaries and its affiliates.  In addition, we have reviewed such other documents and satisfied ourselves as to such other matters as we have deemed appropriate in order to render this opinion.  For purposes of this opinion letter, we have assumed that at the time of offer and issuance of the Exchange Bonds, the Registration Statement, as it may be amended, shall have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded, and that there shall not have been any change in law or any authorization affecting the legality or validity of the Exchange Bonds.

Based on the foregoing and, to the extent indicated below, in reliance upon the opinion of other counsel hereinafter mentioned, we are of the opinion that the Exchange Bonds, when issued and delivered by the Company and authenticated by the Trustee in accordance with the Indenture and as contemplated in the Registration Statement, will be legally issued and binding obligations of the Company.

Our opinion as to the legal and binding nature of the Company’s obligations is subject to laws relating to or affecting generally the enforcement of creditors’ and mortgagees’ rights, including, without limitation, bankruptcy, insolvency or reorganization laws and general principles of equity and by requirements of reasonableness, good faith and fair dealing.  We express no opinion with respect to the lien of the Indenture

This opinion is limited to the law of the Commonwealth of Kentucky.  We express no opinion whatsoever as to the securities laws of any jurisdiction, including the federal securities laws.  Insofar as the opinions set forth herein are dependent upon or affected by matters governed by the laws of the State of New York, we have relied upon the opinion of even date herewith of Dewey & LeBoeuf LLP.  In rendering their opinions to you of even date herewith, Dewey & LeBoeuf LLP and John R. McCall may rely as to matters governed by the law of the Commonwealth of Kentucky upon this letter as if it were addressed directly to them.

We hereby authorize and consent to the use of this opinion as Exhibit 5(c) to the Registration Statement, and authorize and consent to the reference to our firm in the Registration Statement and in the prospectus constituting a part thereof.  In giving this consent, we do not hereby concede that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ STOLL KEENON OGDEN PLLC

STOLL KEENON OGDEN PLLC